EXHIBIT 10.4



                         EXECUTIVE EMPLOYMENT AGREEMENT


This Executive Employment Agreement ("Agreement") entered into this 26th day of October, 2004, Supercedes the Executive Employment Agreement entered into on the 20th day of March, 2004 by and between Union Dental Corp. (the "Company") a Florida corporation whose principal place of business is 1700 University Drive, Suite 200, Coral Springs, Florida 33071, and Dr. Leonard I. Weinstein, whose address is located at 1880 So. Ocean Drive, Suite 307-W, Hallandale, FL 33009 (the "Executive").


                              W I T N E S S E T H:


     WHEREAS, the Company has offered the Executive the position as Member of the Board of Directors and Chief Operating Officer ("C.O.O." of which the salary for that position to commence upon the completion of $3.0 million in equity funding) of the Company and the Executive possesses knowledge and experience which are valuable to the company; and

     WHEREAS, the principal business of the Company is a dental practice referred to as George D. Green D.D.S., P.A. (hereinafter referred to as "Green") and a second business, Direct Dental Services, Inc. ("DDS") which encompasses the sales and marketing of an exclusive Dental Network for the Communications Workers of America union ("CWA") and the International Brotherhood of Electrical Workers union ("IBEW") in eighteen (18) states with the intent of expanding the concept throughout the United States and into other unions, such as General Electric and the United Auto Workers.

     NOW, THEREFORE, for and in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto agree as follows:

     1. Employment. The Company hereby offers to employ Executive, and Executive accepts such employment, upon the terms and conditions hereinafter set forth.

     2. Employment Term. The "Initial Term" means the basic term of this Agreement, which commences for the position of Member of the Board of Directors upon the signing of this Agreement, and, for the position as C.O.O. to commence upon the date of the completion of a funding of US$ 3.0 million (gross proceeds) in the form of equity participation by investors, or convertible debt (which will become the "Effective Date" for the C.O.O. position) and ends on the second anniversary from that date of this Agreement. Thereafter, Executive's employment hereunder shall be renewed for successive periods of one (1) year (each a "Renewal Term"), by the sole authority of the Company President, unless either party hereto shall give written notice to the other that Executive's employment hereunder shall not be renewed or continued, as the case may be, not less than ninety (90) days prior to the end of the then current term of employment. The Initial Term and any Renewal Term may be terminated pursuant to Section 7 hereof.



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     3.  Office:  Duties  of  Executive.  During  the  term  of the  Executive's employment, the Executive shall serve as a member of the Board of Directors and, additionally, upon the completion of $3.0 million in equity funding in the position of Chief Operating Officer and, in so doing, shall perform normal duties and responsibilities associated with such position, including, without limitation, working for the President, Chief Executive Officer and the Board of Directors to develop the Company's growth plan and strategic alternatives, developing financing sources, evaluating the Company's capital structure and recommending any appropriate changes, serving as liaison with and otherwise managing the Company and its relationship with members of the Dental Network, and carrying out such other or different duties as may be assigned him by the Company's President, Chief Executive Officer or the Board of Directors. During the term of this Agreement, Executive shall devote so much of his business time and attention to the business and affairs of the Company as he, in his sole discretion, deems appropriate, subject to the general direction, approval and control of the Board of Directors.

     4. Compensation. Except as otherwise provided in this Agreement, the Company shall compensate Executive in the manner set forth in this Section 4 payable in accordance with the normal payroll practices of the Company for the duration of the term of this Agreement ("Employment Term").

          4.1 Base Salary. For each year during the Employment Term for the position as a Member of the Board of Directors (or, if this Agreement shall be earlier terminated in accordance the terms of Section 7 hereof, ending on the date of termination of this Agreement) the Executive will be compensated as outlined in Exhibit A attached hereto and made a part hereof. After the completion of equity funding of US$ 3.0 million, the Company will pay to Executive for his position as C.O.O. an aggregate annual salary equal to the base salary listed on Exhibit A attached hereto and made a part hereof. The base salary will be paid in accordance with the normal payroll procedures of the Company

          4.2 Incentive Bonuses. With the approval of the Board of Directors, the Company may pay additional increases in the base compensation and may pay incentive bonuses to Executive.

          4.2(a) At the signing of this Agreement, Executive, for his position as a Member of the Board of Directors, for a term of two years, and for bonuses tied to the performance of the Company, shall receive 156,250 options (this number being based upon a formula of .625% of the issued and outstanding shares of stock in the Company currently estimated to be
     25,000,000 shares) with an exercise price of $ _________ (a 10% discount from the first quote of the shares as obtained from the National Quotation Bureau "NQB") exercisable within five (5) years of the date first mentioned in this Agreement. Executive will be responsible for any tax liability to the Internal Revenue Service or Florida Tax Authority which may be incurred by using a price that is a discount from the Fair Market Value or bid price of the shares of stock as quoted on a stock exchange. One Third (33.33%) of these shares shall be "vested" immediately and the second 1/3 (33.33%) shall be vested when the Company meets $3.0 million in revenues, and the balance of 1/3 (33.34%) of the options shall be deemed "vested" when the Company meets $4.0 million in revenues. The term "vested" shall mean the shares of stock underlying the options agreement shall be registered by the Company at the first available opportunity.

          4.3 Vacation. Executive shall be entitled to a total of two (2) weeks of paid vacation per calendar year.

          4.4 Other Benefits. Executive shall receive other employment benefits which are similar to compensation packages comparable to executives of other companies in similar industries. Benefits for Executive will commence upon the completion of an equity funding of the Company in the amount of US$ 3.0 million in gross proceeds and are listed as follows:




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               4.4(a)  Executive shall receive days off on regular holidays that are available to similarly situated employees of the Company and that are at least equivalent to such benefits currently being received by Executive.

     5. Business-Related Expenses.Upon presentation, in accordance with Company policies, of itemized accounts of his expenditures related to his performance as a member of the Board of Directors, or, in a capacity as C.O.O., the Company promptly shall reimburse Executive for all reasonable and necessary travel expenses and other expenses incurred by Executive on behalf of the Company in the performance of his duties under this Agreement.

          5.1 Executive, when traveling by air, shall travel in Coach Class.

          5.2 Executive shall be allowed to stay at hotels rated three (3) stars.

          5.3 Executive shall be allowed to rent a mid size car of his choosing to fit the needs of the travel plans associated with his duties as an Executive while on business trips.

          5.4 Executive shall be allowed to dine at restaurants, as the need arises, at his discretion, in order to properly entertain business associates.

     6. Covenants.

          6.1 Proprietary Information. In performance of services under this Agreement, Executive may have access to:

               6.1(a) information which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstance to maintain its secrecy (hereinafter "Trade Secrets" or "Trade Secret"); and

               6.1(b)  information  which  does not  rise to the  level of Trade
          Secret but is valuable to the Company and provided in confidence to Executive (hereinafter "Confidential Information"). Executive acknowledges and agrees with respect to Trade Secrets and Confidential Information provided to or obtained by Executive (hereinafter collectively the "Proprietary Information"):

                    6.1(b) (i) the  Proprietary  Information is and shall remain the exclusive property of the Company; and

                    6.1(b) (ii) to use the Proprietary  Information  exclusively for the purpose of fulfilling the obligations of this Agreement; and

                    6.1(b) (iii) to return the Proprietary Information,  and any copies thereof, in his possession or under his control, to the Company upon request of the Company, or expiration or termination of this Agreement for any reason; and

                    6.1(b)  (iv)  to  hold  the   Proprietary   Information   in
               confidence and not copy, publish or disclose to others or allow any other party to copy, publish or disclose to others in any form, any Proprietary Information without the prior written approval of an authorized representative of the Board of Directors.




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          The obligations and  restrictions  set forth in this Section 6.1 shall survive the expiration or termination of this Agreement, for any reason, and shall remain in full force and effect as follows:

                    6.1(b) (v) as to Trade Secrets, indefinitely, and

                    6.1(b) (vi) as to Confidential Information,  for a period of two (2) years after the expiration or termination of this Agreement for any reason.

          The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other corporate rights, including those provided under copyright, corporate officer or director fiduciary duties, and trade secret and confidential information laws. The obligations set forth in this Section
     6.1 shall not apply or shall terminate with respect to any particular portion of the Proprietary Information which (i) was in Executive's possession, free of any obligation of confidence, prior to his receipt from the Company, (ii) Executive establishes the Proprietary Information is already in the public domain at the time the Company communicates it to the Executive, or become available to the public through no breach of this Agreement by Executive, or (iii) Executive establishes that the Proprietary Information was received by Executive independently and in good faith from a third party lawfully in possession thereof and has no obligation to keep such information confidential.

          6.2 Ownership of Property. Executive agrees and acknowledges that all works of authorship and inventions, including but not limited to products, goods, know-how, Trade Secrets and Confidential Information, and any revisions thereof, in any form and in whatever stage of creation or development, arising out of or resulting from, or in connection with, the services provided by Executive to the Company under this Agreement (collectively the "Property") are works made for hire and shall be the sole and exclusive property of the Company. Executive agrees to execute such documents as the Company may reasonably request for the purpose of effectuating the rights of the Company herein.

          6.3 Warranty and Absence of Conflict. Executive warrants to the Company that Executive is not under any other contract or agreement that precludes Executive from remaining as an employee of the Company or performing services as provided in this Agreement.

          6.4 Non-Solicitation.Executive covenants and agrees that during his employment with the Company, and for a period of one (1) year following the date that his employment is terminated for any reason whatsoever, he will not on behalf of any person, firm, corporation or entity solicit or accept business from customers of the Company, including actively-sought prospective customers, with whom he had material contact during the course of his employment with the Company during the two (2) year period prior to Executive's termination of employment for the purpose of providing or selling products or services that are competitive with those provided by Company in connection with the Business.




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          6.5 Non  Competition.  Executive  covenants and agrees that during his employment with the Company and for a period of one (1) year following the date that his employment is terminated for any reason whatsoever, he will not, within the Business Area (defined below), directly or indirectly, on his own behalf or in the service or on behalf of others, engage in any business which is the same or essentially the same as the business of the Company (the "Business"), as a manager, supervisor, administrator, owner,
     salesman,   or   in   another   capacity   which   involves   duties,   and
     responsibilities similar in any way to those undertaken for the Company herein.

          6.6 Certain Definitions and Exclusions.

               6.6(a) "Business Area" means the geographic areas located within the eighteen (18) state dental networks under contract, operated and maintained by the Company.

               6.6(b) The Company and Executive specifically acknowledge that Executive shall not be prohibited from entering into any transaction pursuant to which Executive (a) obtains voting or management control of an institution which either engages in the business of discount dental services or funds or invests in companies or businesses engaged in the business of discount dental services or funds or invests in companies or businesses engaged in the business of discount dental services or (b) invests in or obtains voting or management control of any entity which discounts dental services as an ancillary activity to such entity's normal business activities as long as these business activities are not engaged in marketing or selling of dental services or creating dental networks for unions.

          6.7 Non-Interference.Executive covenants and agrees that during his employment with the Company and for a period of two (2) years following the date that his employment agreement is terminated for any reason whatsoever, he will not, directly or indirectly, on his own behalf or in the service or on behalf of others, call upon, solicit, recruit, or hire away or assist others in calling upon, soliciting, recruiting or hiring away, any person who is or was, during the two (2) year period prior to Executive's termination of employment, an employee of the Company or of any Member of the Company in any attempt to have such person work in any other firm, association, corporation or entity engaged in a business substantially similar to the Business.

          6.8 Injunctive Relief. Executive acknowledges and agrees that the remedy at law for any such breach of this Section 6 will be inadequate and that in the event of such breach the Company will suffer irreparable damage; accordingly, the Company shall be entitled to temporary and permanent injunctive relief in the event of breach without the necessity of proving monetary damages.

          6.9 Indemnification Defense. Executive shall indemnify the Company from and against any and all actions, suits, proceedings, liabilities, damages, losses, costs and expenses (including attorneys' and experts' fees) arising out of or in connection with any breach or threatened breach by the Executive of any one or more provisions of this Agreement. The existence of any claim, demand, action or cause of action of the Executive against the Company shall not constitute a defense to the enforcement by the Company of any of the covenants or agreements herein.




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     7. Termination.

          7.1 General. This Agreement may be terminated prior to the expiration of the Initial Term or any Renewal Term by any of the following events:

               7.1(a) mutual written agreement expressed in a single document signed by both the Company and Executive;

               7.1(b) voluntary written resignation by Executive other than for Good Reason;

               7.1(c) death of Executive;

               7.1(d) disability of Executive;

               7.1(e) termination by the Company for any reason other than Cause (as defined below); or

               7.1(f) termination by the Company for one of the following reasons ("Cause"): (i) an act by Executive of fraud or misappropriation; (ii) Executive's willful breach of any agreement or covenant of this Agreement; (iii) criminal conduct of Executive which results in a felony conviction of Executive with respect to which all opportunities for appeal have been expired; or (iv) Executive's recurring gross negligence or continuing willful failure of Executive to perform his duties under this Agreement if such failure is not cured within ten (10) days after notice from the Company thereof.

          7.2 Compensation Through Date of Termination. Upon termination for any of the foregoing reasons, Executive shall continue to render his services and shall be paid his regular compensation and benefits up to the date of termination. Severance payment hereunder is in addition to the regular compensation and benefits which Executive shall receive up to the date of termination.

          7.3 Severance and Liquidated Damages. If this Agreement is terminated by the Company pursuant to Section 7.1(e), the Company shall pay to the Executive a severance and liquidated damages payment equal to Executive's then base salary under Section 4.1 through the end of the Initial Term or the Renewal Term then in effect, as the case may be, pursuant to the normal payroll practices of the Company. Otherwise, the Company shall have no obligation to pay Executive any form of severance or other payment upon termination or expiration of this Agreement by the Company or the Executive. Expiration of the Initial Term of this Agreement shall not be deemed a termination pursuant to Section 7.1(e). Executive agrees that such payment shall not constitute liquidated damages for any alleged or actual breach by the Company under this Agreement or the Company's Operating Agreement and agrees that, upon receipt of such severance liquidated damages payment, he shall release the Company and all other persons from any and all claims arising out of alleged or actual breaches of this Agreement or the Operating Agreement.

          7.4 Confidentiality of Cause Notice. Executive agrees that in the event he receives written notice of termination with cause, Executive shall treat the contents of said notice as privileged and Executive shall have no action against the Company or any of its officers, agents, or employees due to the contents of said notice unless the contents are intentionally false and malicious.



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     8. Miscellaneous.

          8.1 Severability. In the event that any provision or portion thereof of this Agreement is declared invalid, void or unenforceable by a court of competent jurisdiction, the remaining provisions or portions thereof shall nevertheless continue in full force and effect without being impaired or invalidated in any way or to any extent.

          8.2 Waiver of Breach.Failure or delay of either party to insist upon compliance with any provision hereof shall not operate as, and is not to be construed as, a waiver or amendment of such provision. Any express waiver of any provision of this Agreement shall not operate and is not to be construed as a waiver of any subsequent breach, whether occurring under similar or dissimilar circumstances.

          8.3 Notice. All notices and other communications required or permitted to be given by this Agreement shall be in writing and shall be given and shall be deemed received if and when either hand delivered and a signed receipt is given therefore or mailed by registered or certified United States mail, postage-prepaid, and if to the Company, to:

                           Union Dental Corp.
                           1700 University Drive
                           Suite 200
                           Coral Springs, FL  33071

Or, if to Executive, to:

                           Dr. Leonard I. Weinstein
                           1880 So. Ocean Drive
                           Suite 307-W
                           Hallandale, FL 33009

Or at such other address as either party hereto shall notify the other of in writing.

          8.4 Entire Agreement.This Agreement supersedes any and all prior agreements between the parties hereto, and constitutes the entire agreement and understanding by and between Executive and the Company with respect to the Employment of Executive and no representations, promises, agreements or understandings, written or oral relating to the employment of Executive by the Company not contained or referenced herein shall be of any force or effect.

          8.5 Amendment. This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing and signed by the Company and Executive.

          8.6 Benefit.This Agreement, together with any amendments hereto, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives, except that the rights and benefits of either of the parties under this Agreement may not be assigned without the prior written consent of the other party.



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          8.7 Withholding.  Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.

          8.8 Arbitration. In the event of any dispute between the parties, such dispute shall be resolved by arbitration in accordance with the rules of the American Arbitration Association, with costs and reasonable attorney fees to be assessed against the non-prevailing party.

          8.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same Agreement.

          8.10 Governing Law. This Agreement is being made in the State of Florida and shall be construed and enforced in accordance with the laws of that state.

          8.11 Disclaimer. In the event the Company completes a merger with another company by other means than from introductions by Tropical Medical Services or dp Martin & Associates; receives debt or equity financing in the amount of $3.0 million by other means than from introductions by Tropical Medical Services or dp Martin & Associates, then this Agreement and all of its Exhibits shall become null and void.


     IN WITNESS WHEREOF, the parties have placed their seal, executed and delivered this Agreement as of the date first written above.






MEMBER                                          UNION DENTAL CORP.


/s/ Dr. Leonard I. Weinstein                     /s/  Dr. George D. Green
----------------------------                     ------------------------------
Dr. Leonard I. Weinstein                         Dr. George D. Green, President









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                                    EXHIBIT A

     The remuneration for participation in meetings as a Member of the Board of Directors shall commence immediately upon the signing of the Agreement and the Base Salary outlined in Exhibit A of this Agreement will commence upon the Company completing an equity funding of US$ 3.0 million, which may be done separately, in whole or in part in different and/or separate offerings.

     Remuneration as a member of the Board of Directors: $500.00 per meeting

     Base Salary for the position as Chief Operating Officer and after $3.0 million in equity funding: $60,000.00



























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